EXHIBIT 23A



INDEPENDENT AUDITORS' CONSENT


We consent to the use in this new product  filing of Glenbrook  Life and Annuity
Company on Form S-1 of our report dated February 20, 1998 relating to the financial statements and financial statement schedule of Glenbrook Life and Annuity Company, appearing in the Prospectus, and our report dated February 20, 1998 relating to the financial statements of Glenbrook Life and Annuity Company Separate Account A contained in the Statement of Additional Information (which is incorporated by reference in the Prospectus of Glenbrook Life and Annuity Company ) which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/s/  DELOITTE & TOUCHE LLP

Chicago, Illinois
April 20, 1998